Exhibit 10.1

217 W. Main Street

Somerville, New Jersey 08876

July 21, 2020

Akers Biosciences, Inc.

201 Grove Road

Thorofare, New Jersey 08086

Mr. Bill J. White:

In order to document the understanding between as to the scope of the work that Brio Financial Group will perform, as well as certain other matters, we are entering into this Agreement with Akers Biosciences, Inc. (“you” or the “Company”). To avoid any misunderstandings, this Agreement defines the services we will perform for you as well as your responsibilities.

SCOPE OF WORK

Macro Level Services:

● We will provide an Interim Chief Financial Officer (“ICFO”) to the Company. The named ICFO will be Stuart Benson. The ICFO is part of a team of Brio Financial Group (“Brio”) employees that will be responsible for:

●	Oversee the accounting close process which includes being onsite two-days per week at the West Deptford, NJ location,

●	Work with Company’s management, accounting and finance teams to document and formalize accounting policies and procedures,

●	Work with Company’s management, accounting and finance teams to establish, improve upon and document internal controls over financial reporting,

●	Develop a weekly and monthly management reporting package (both financial information and key performance indicators) that will be presented to management monthly,

●	Assist in developing a corporate consolidation file, and on a quarterly basis, ensuring that Form 10Qs and the annual Form 10K prep is complete and oversee and manage the audit function,

●	Provide strategic advice relating to future development of the finance team. Assist in defining a future development vision and legal structure for the finance function based on initial findings with senior management,

●	Take responsibility to sign Forms 10-Q and 10-K (and the related certifications), as well as other financially oriented filings with the SEC (such as registration statements), as the Company’s ICFO and Principal Financial and Accounting Officer.Finance function overview and support for the following:

●	Coordinating of proxy mechanics with Broadridge, etc. and proxy solicitor,
●	Coordination with transfer agent for 144 requests, stock issuances, preferred stock conversions and warrant exercises,
●	Assistance with financial disclosures for financings (i.e., prospectuses), reviewing reps and warranties in the purchase agreement for management, and preparation of disclosure schedules,
●	Maintenance of stock options and warrant ledgers,
●	General coordination of board and management signatures,
●	Assist with Nasdaq filings in terms of stock info,
●	Coordination of whistleblower requirements (i.e., coordinating putting a hotline in place),
●	Liaising with management and the board for general communications,
●	Coordination of press releases.

Monthly Services:

● On a monthly basis, the ICFO team will be responsible for:

●	Work with the accounting team to ensure a timely financial close for the Company. The Company is responsible for entering all operating transactions and performing ledger reconciliations,

●	Review of the monthly financial close and related reports,

●	Manage, mentor and work with the finance and accounting teams,

●	Update the headcount file and analyze payroll related costs (oversight of human resources),

●	Assist in accounting for complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions. Brio will prepare and document this analysis so that the Company can provide the work papers to its auditors,

●	Ensure governance activities are kept up to date in legal entities, such as maintenance of Board meeting minutes,

●	Act as the Company liaison with the EDGAR Filing agent,

●	Maintenance of bonus and option programs,

●	Assist management in the maintenance of group insurance programs,

●	Work with management in preparing for potential debt and equity capital raises for the Company,

Quarterly Services:

● We will assist you with preparing your 2020 annual financial statements (“Balance sheet, Income Statement, Statement of Cash Flows, and Statement of Shareholders’ Equity”), including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) as applied by the Company. The Company is responsible for entering all operating transactions and performing ledger reconciliations. We will coordinate this effort with Company personnel and the Company’s independent auditor.

● We will assist you with preparing your 2020 quarterly financial statements (“Balance sheet, Income Statement, Statement of Cash Flows, and Statement of Shareholders’ Equity”), including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) as applied by the Company. The Company is responsible for entering all operating transactions and performing ledger reconciliations. We will coordinate this effort with Company personnel and the Company’s independent auditor.

● On a quarterly basis, we will prepare all debt and equity rollforwards, and all material audit workpapers. Various workpapers will be the responsibility of the Company’s internal accounting department, but Brio will review such workpapers and sign-off on such workpapers prior to the delivery to the independent audit firm.

● On a quarterly basis, we will draft all complex accounting memos detailing accounting positions taken by the Company during each quarterly accounting close process.

● On a quarterly basis, we will be the liaison with the Company’s securities counsel, independent audit firm and the EDGAR providers. We will maintain the working draft of the quarterly and annual filings and will work with the entire professional team to ensure timely filing.

● We will review your general ledger trial balance on a monthly and quarterly basis and, if we become aware of any adjustments that may be appropriate, we will itemize these adjustments, provide supporting documentation and present the adjustments for management approval. We will maintain an internal stock ledger and internal stock purchase warrants and stock option ledgers, utilized for accounting valuation and disclosure purposes.

● We will assist you in the accounting of complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions and complex financial instruments. We will prepare and document our analysis so that you can provide the analysis to your independent auditors.

● We will assist in the preparation of the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) portion of any quarterly and annual reports of the Company. You further acknowledge that we do not render legal advice.

● You acknowledge that it is the responsibility of the Company to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and that our responsibility is assisting you with the bookkeeping, the preparation of GAAP financial statements using management’s books, records, and accounts. We are not being engaged to file 1099’s or other tax compliance returns.

● We will assist the Company’s in evaluating the Company’s internal controls over financial reporting.

● At your request we will be available for conference calls with management and your Board of Directors or the Audit Committee of your Board of Directors. We will prepare a board package containing supplemental financial information and key performance indicators for each meeting of the Board of Directors.

Pricing

We will perform the services for an initial retainer fee of $7,500, due upon the execution of this Agreement. Going forward, we will perform the monthly services at a fixed monthly rate of $13,500, billed and payable on the Fifteenth of every month, commencing August 15, 2020. The Company will also be billed for travel and other out-of-pocket costs, such as report production, postage, etc.

Additional work not expressly provided for in this Agreement, such as work for due diligence reviews for potential acquisitions, current reports on Form 8-K, analysis for additional debt and equity raises, and additional travel for attendance in person at Board of Director or other meetings are not included in the above estimate. Services such as these will be billed at our standard hourly rates ($110/hour for staff accountant, $225/hour for Director level, and $295/hour for Managing Member) unless an additional engagement letter and pricing scheme is in place. Please note that if there is a significant change in the company’s business or number of transaction, the fixed monthly rate will need to be re-negotiated and a new agreement will need to be put into place prior to additional work being performed by Brio Financial Group.

In accordance with our usual procedures, we will present invoices on a monthly basis with payments due by end of month. We reserve the right to suspend services whenever an invoice remains unpaid for more than 45 days.

E-mail Communication

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

Compelled Disclosure

In the event that we or any of its affiliates, or any of its or their members, managers, partners, directors, officers and employees are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any information regarding the Company or the services provided hereunder, the Company (to the extent permitted) will be provided with prompt written notice thereof, so that the Company may seek a protective order or other appropriate remedy at its own option and expense. The Company shall reimburse us for all costs and expenses, including attorneys’ fees, which we and its affiliates, and its and their members, managers, partners, directors, officers and employees incur in connection with such requested or compelled disclosure, whether or not any such protective order or other remedy is sought or obtained.

Indemnification

The Company shall defend, indemnify, and hold us and its affiliates, and its and their members, managers, partners, directors, officers and employees, harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited, to attorneys’ fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company’s books, records, and accounts, in the preparation or use of the Company’s financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission, and in the design and maintenance of disclosure controls and procedures and internal control over financial reporting.

Limitation on Liability

Our maximum liability hereunder for any reason shall be limited to the aggregate amount of the fees paid by the Company to us for the twelve months immediately preceding the date of the applicable claim, except to the extent that it is finally determined that the Company has incurred actual direct damages that have resulted from the gross negligence or willful misconduct of us, in which case our maximum liability hereunder shall be limited to such actual direct damages. UNDER NO CIRCUMSTANCES SHALL WE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE RELATING TO THIS AGREEMENT. This limitation on liability provision shall apply to the fullest extent of the law, whether any claims are based in contract, statute, tort, or otherwise.

Waiver

The failure of any party to this Agreement at any time to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same, and no waiver by any party to this Agreement of any provision of this Agreement (whether by conduct or otherwise) shall be deemed or construed as a further or continuing waiver of such provision or any other provision of this Agreement.

Third-Party Rights

No provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to make any such person a third-party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

Severability

If any provision of this Agreement, as applied to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement.

Entire Agreement

This Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the parties.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.

Dispute Resolution

If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

Term

This Agreement will commence on the date hereof and will continue in effect until June 30, 2021. It is understood that either party may terminate this Agreement at any time, for any reason, within 10 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination. Any and all financial and other information in Brio Financial’s possession at the time of termination must be turned over to the Company, including but not limited to quarterly and annual financial statements, accompanying footnotes, ledgers, workpapers, MD&A, proposed adjustments with supporting documentation, any other work product prepared by Brio Financial on behalf of the Company.

We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,

Brio Financial Group

Acceptance:

This letter correctly sets forth the understanding of Akers Biosciences, Inc.

/s/ Chris Schreiber
Chris Schreiber, Executive Chairman

7/21/2020
Date